Exhibit 10.2

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (this “Agreement”), is entered into as of March 15, 2010, by and between Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”) and Baltic Trading Limited, a Marshall Islands corporation (“Baltic”).  The foregoing shall be referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms have the meanings assigned to them in Article I hereof.

RECITALS

A.  Genco has formed Baltic for the purpose of, among other things, acquiring, owning and operating certain drybulk vessels that trade in the spot market or on spot market-related time charters.

B.  The respective Boards of Directors of Genco and Baltic have authorized the Parties to enter into this Agreement and effect the actions set forth below.

C.  The Parties desire, in connection with the proposed initial public offering (the “Offering”) of Baltic, to undertake the transactions contemplated by this Agreement, including, without limitation, the allocation of certain business opportunities between (i) Genco and its affiliates other than the Baltic Group members and (ii) the Baltic Group members.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I
DEFINITIONS; RECORDATION

1.01         Definitions.  In addition to terms defined above or elsewhere in this Agreement, the following capitalized terms have the meanings given below.

An “affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Baltic, as they may be further amended from time to time.

“Baltic Group” means, collectively, Baltic and its subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in New York, New York are required to close.

“Common Stock” means the Common Stock, par value $0.01 per share, of Baltic.

“Class B Stock” means the Class B Stock, par value $0.01 per share, of Baltic, which entitles the holder thereto to the voting and other rights as set forth in the Articles of Incorporation.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation or any other entity.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into between Genco and Baltic, in substantially the form of Exhibit A attached hereto.

“Trip Charter” means a time charter for a trip to carry a specific cargo from a load port to a discharge port at a set daily rate.

“Voyage Charter” means a charter for the carriage of a specific cargo from a load port to a discharge port at an agreed upon freight rate expressed on a U.S. dollar-per-ton basis.

ARTICLE II
ALLOCATION OF BUSINESS OPPORTUNITIES AND RIGHTS OF FIRST REFUSAL

2.01         Allocation of Business Opportunities.  Baltic and Genco hereby agree that Genco may engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Baltic Group members, including conducting business in the drybulk spot market, and none of the Baltic Group members shall be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (including, without limitation, any opportunity to acquire a drybulk vessel) (each such opportunity, transaction or other matter being a “Business Opportunity”) in which Genco engages or seeks to engage merely because any Baltic Group member engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.

2.02         Right of First Refusal.  Subject to the terms and conditions specified in this Article II:

(a)                                  if Genco, its affiliates, any Baltic Group member, or any director or officer of the foregoing acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Genco and a Baltic Group member, Genco shall have a right of first refusal to pursue or acquire such Business Opportunity for itself unless such Business Opportunity is a Spot Charter Opportunity (defined below); and

(b)                                 if Genco, its affiliates, any Baltic Group member, or any director or officer of the foregoing acquires knowledge of a potential opportunity to enter into a Voyage Charter or a Trip Charter for a particular drybulk vessel (a “Spot Charter Opportunity”) that may be deemed to constitute a corporate opportunity of both Genco and a Baltic Group member, Baltic shall have a right of first refusal to elect to pursue or acquire such Spot Charter Opportunity for itself.

Each time Genco or a Baltic Group member, as applicable (the “Offering Party”) acquires knowledge of a Business Opportunity for which the other Party (the “ROFR Party”) has a right of first refusal, the Offering Party must first make an offering of the Business Opportunity to the ROFR Party in accordance with the following provisions of this Article II prior to pursuing such Business Opportunity.

2.03         Offer Notice.  The Offering Party shall give written notice (the “Offering Notice”) to the ROFR Party stating that it has identified a corporate opportunity and providing a description of the opportunity, including all material terms and conditions of which the Offering Party has knowledge.

2.04         Exercise of Right of First Refusal.

(a)                                  Upon receipt of the Offering Notice, the ROFR Party shall have twenty-four (24) hours if the Business Opportunity is a Spot Charter Opportunity or fourteen (14) calendar days if the Business Opportunity is not a Spot Charter Opportunity (the “ROFR Notice Period”) to elect to pursue the Business Opportunity by delivering a written notice to the Offering Party stating that the ROFR Party will pursue the Opportunity (a “ROFR Notice”).

(b)                                 If the ROFR Party does not deliver a ROFR Offer Notice during the ROFR Notice Period, it shall be deemed to have waived all of its rights to pursue the Business Opportunity under this Article II, and the Offering Party shall thereafter be free to pursue the Business Opportunity specified in the Offer Notice without any further obligation to such Party pursuant to this Article II.

2.05         Limitation on Duty to Notify.  If the ROFR Party is the first to learn of a Business Opportunity, then neither the ROFR Party nor its directors or officers shall have any duty to communicate or offer such Business Opportunity to the Offering Party.

2.06         Vessel Pools.  As the entry of a drybulk vessel by one Party into a vessel pool would not prevent the other Party from taking the same action, neither Party shall have any obligation under Sections 2.02 through 2.04 hereunder with respect to the entry of any drybulk vessel into a vessel pool.

2.07         Definitions.  For purposes of this Article II only (a) the term “Baltic Group” shall mean Baltic and all persons or entities in which Baltic beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (b) the term “Genco” shall mean Genco and all persons or entities (other than the Baltic Group, as defined in accordance with clause (a) of this Section 2.07) (i) in which Genco beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (ii) which otherwise are affiliates of Genco.

ARTICLE III
CREDIT FACILITIES

In order to comply with the provisions of Genco’s existing credit facility on the date hereof and any future credit facility of Genco, Baltic shall:

(a)                                  not issue any shares of preferred stock without the prior written consent of Genco; and

(b)                                 use commercially reasonable efforts not to take any action that would result in an event of default under Genco’s existing credit facility as of the date hereof or the terms of any future credit facility Genco may enter into to the extent such terms impose no greater restrictions on Genco’s affiliates than such existing credit facility.

ARTICLE IV
MISCELLANEOUS

4.01         Term; Termination.  This agreement shall continue in full force and effect until the date that (a) Genco ceases to beneficially own shares of Common Stock and Class B Stock representing at least 10% of the aggregate number of outstanding shares of Common Stock and Class B Stock of Baltic and (b) no person who is a director or officer of any Baltic Group member is also a director or officer of Genco or any of its affiliates other than the Baltic Group members.  Notwithstanding the foregoing, no addition to, alteration of or termination of Article II shall eliminate or impair the effect of Article II on any act, omission, right or liability that occurred prior thereto.

4.02         Enforcement.  Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in Article II, and that any breach by any such Party of its covenants and agreements set forth in Article II would result in irreparable injury to such other Parties.  Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article II of this Agreement.

4.03         Integration.  This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter hereof.  This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

4.04         Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

4.05         Successors and Assigns.  The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

4.06         No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

4.07         Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

4.08         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law.

4.09         Severability.  If any of the provisions of this Agreement is held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

4.10         Deed; Bill of Sale; Assignment.  To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Assets.

4.11         Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the prior approval of the Conflicts Committee of the Board of Directors of Baltic shall be required for any proposed amendment that would, in the reasonable determination of Baltic’s Board of Directors, adversely affect the holders of Common Stock (other than Genco).

4.12         Notices.  Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

(a)	if to Baltic:	(b)	if to Genco:

	Address: 299 Park Avenue, 20th Floor		Address: 299 Park Avenue, 20th Floor
	New York, NY 10171		New York, NY 10171

	Attention: John C. Wobensmith		Attention: Robert Gerald Buchanan
	President and Chief Financial Officer		President

	Fax No.: (646) 443-8551		Fax No.: (646) 443-8551

or to any other address or fax number that the Party so designates by notice given in accordance with this Section. Any notice

(a) if validly delivered on a Business Day, shall be deemed to have been given when delivered; and

(b) if validly transmitted by fax on a Business Day, shall be deemed to have been given on that Business Day.

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IN WITNESS WHEREOF, this Omnibus Agreement has been duly executed by the parties set forth below.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: President and Chief Financial Officer